                                                                   EXHIBIT 99.A
                                                                   ------------





                     INLAND STEEL INDUSTRIES THRIFT PLAN

                           FINANCIAL STATEMENTS AND
                            SUPPLEMENTAL SCHEDULES

                          DECEMBER 31, 1995 and 1994

                     INLAND STEEL INDUSTRIES THRIFT PLAN

                        INDEX TO FINANCIAL STATEMENTS


                                                            Page
                                                            ----

 Report of independent accountants                             1

 Financial statements:

    Statements of net assets available
     for plan benefits at December 31,
     1995 and 1994                                             2

    Statement of changes in net assets
     available for plan benefits for the
     year ended December 31, 1995                              3

    Statement of changes in net assets
     available for plan benefits for the
     year ended December 31, 1994                              4

    Notes to financial statements                           5-12

                      REPORT OF INDEPENDENT ACCOUNTANTS


June 17, 1996

To the Board of Directors of
Inland Steel Industries, Inc.
and the Participants in the
Inland Steel Industries
Thrift Plan


In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the net assets available for plan benefits of the Inland Steel Industries Thrift Plan at December 31, 1995 and 1994, and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The Fund Information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                INLAND STEEL INDUSTRIES THRIFT PLAN
                                                -----------------------------------
                                            STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN
                                              BENEFITS AT DECEMBER 31, 1995 AND 1994
                                              --------------------------------------



ASSETS                                                                              1995                     1994
- ------                                                                              ----                     ----

Investments:

  Inland Steel Industries Common Stock Fund:
     Inland Steel Industries common stock
       (673,315 shares and 635,609, respectively                                $ 16,917,039             $ 22,325,766
     Cash                                                                            501,662                  855,098
                                                                                ------------             ------------
                                                                                  17,418,701               23,180,864
                                                                                ------------             ------------

  Inland Steel Industries Series E ESOP
    Shares allocated to participants
     (1,268,126 shares and 1,034,800 shares
     at December 31, 1995 and 1994, respectively)                                 61,623,327               50,285,098
    Unallocated shares (1,850,475 shares
     and 2,067,753 shares at December 31,                                         89,921,990              100,480,381
     1995 and 1994, respectively)                                               ------------             ------------
                                                                                 151,545,317              150,765,479
                                                                                ------------             ------------
  Stable Value Fixed Income Fund:
    Unallocated investment contracts                                             255,059,484              251,542,074
    Pooled investment funds                                                       12,291,123                8,590,711
                                                                                ------------             ------------
                                                                                 267,350,607              260,132,785
                                                                                ------------             ------------

  Mutual Benefit Fund (Note 3)                                                    13,099,995               13,013,878
  Fidelity U.S. Equity Index Portfolio                                            50,855,014               35,501,255
  Fidelity Retirement Government Money Market                                      7,172,392                5,360,201
  Fidelity Asset Manager                                                          57,396,182               55,075,936
  Fidelity Magellan Fund                                                          63,560,163               46,305,051
                                                                                ------------             ------------
    Total investments                                                            628,398,371              589,335,449
                                                                                ------------             ------------
Loans receivable from participants                                                13,699,977               13,388,965
Employer contributions receivable                                                    266,744                   14,317
Cash held by ESOP Trust (Note 5)                                                   5,740,183                5,942,839
                                                                                ------------             ------------
    Total assets                                                                 648,105,275              608,681,570
                                                                                ------------             ------------

    Liabilities
    -----------

Notes Payable of ESOP Trust (Note 5)                                             115,246,188              123,563,123
Interest payable                                                                   4,928,793                5,260,614
Accrued administrative expenses                                                       27,778                   30,228
                                                                                ------------             ------------

    Total Liabilities                                                            120,202,759              128,853,965
                                                                                ------------             ------------

  Net assets available for plan benefits                                        $527,902,516             $479,827,605
                                                                                ============             ============



The accompanying notes are an integral part of these statements.

                      INLAND STEEL INDUSTRIES THRIFT PLAN
                      -----------------------------------

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
          WITH FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1995
          ----------------------------------------------------------

                                                                        Retirement
                                             Mutual     Stable Value    Government                    U.S. Equity
                                             Benefit    Fixed Income   Money Market      Asset           Index        Magellan
                                              Fund          Fund        Portfolio       Manager        Portfolio        Fund
                                              ----          ----        ---------       -------        ---------        ----
Sources of net assets:
  Employee contributions                        -       $ 7,051,355    $  444,962    $ 3,202,981     $ 2,355,001    $ 3,660,943
  Employer contributions                        -            -               -             -               -              -
  Interfund transfers                           -         4,882,770     1,355,471     (7,716,609)      1,292,247        398,371
  Loans repaid - Principal                      -         3,017,231       129,489      1,119,955         871,488      1,229,419
                 Interest                       -           467,602        18,920        163,795         124,293        172,875
  Investment income:
    Interest and dividend income            $507,044     16,872,718       365,914      1,673,745       1,230,691      3,606,343
    Realized gain (loss)                        -            -               -           734,184       1,020,521      2,303,485
    Unrealized gain (loss)                      -            -               -         6,676,297      11,034,660     10,094,034
                                            --------    -----------    ----------    -----------     -----------    -----------
      Total investment income                507,044     16,872,718       365,914      9,084,226      13,285,872     16,003,862
                                            --------    -----------    ----------    -----------     -----------    -----------
Total sources of net assets                  507,044     32,291,676     2,314,756      5,854,348      17,928,901     21,465,470
                                            --------    -----------    ----------    -----------     -----------    -----------

Application of net assets:
  Withdrawals                                420,927     21,108,054       351,046      2,477,055       1,747,965      3,028,906
  Loans issued                                  -         3,874,290       150,933      1,050,810         824,548      1,178,773
  Interest expense - Notes payable              -            -               -             -               -              -
  Management fees                               -            91,510           586          6,237           2,629          2,679
                                            --------    -----------    ----------    -----------     -----------    -----------
Total application of net assets              420,927     25,073,854       502,565      3,534,102       2,575,142      4,210,358
                                            --------    -----------    ----------    -----------     -----------    -----------

Increase (decrease) in net assets           $ 86,117    $ 7,217,822    $1,812,191    $ 2,320,246     $15,353,759    $17,255,112
                                            ========    ===========    ==========    ===========     ===========    ===========
Net assets available for plan
 benefits:

  Beginning of year

  End of year

                      INLAND STEEL INDUSTRIES THRIFT PLAN
                      -----------------------------------

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
          WITH FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1995
          ----------------------------------------------------------

                                                                ESOP
                                              Common          Preferred
                                              Stock             Stock             Loan
                                              Fund              Fund              Fund             Total
                                              ----              ----              ----             -----
Sources of net assets:
  Employee contributions                 $   324,753              -                 -          $ 17,039,995
  Employer contributions                     403,717        $10,467,486             -            10,871,203
  Interfund transfers                        101,636           (313,886)            -                 -
  Loans repaid - Principal                   195,728              -           ($6,563,310)            -
                 Interest                     23,296              -                 -               970,781
  Investment income:
    Interest and dividend income             130,892         11,055,005             -            35,442,352
    Realized gain (loss)                  (1,720,657)             -                 -             2,337,533
    Unrealized gain (loss)                (4,119,270)             -                 -            23,685,721
                                         -----------        -----------       -----------      ------------
      Total investment income             (5,709,035)        11,055,005             -            61,465,606
                                         -----------        -----------       -----------      ------------
Total sources of net assets               (4,659,905)        21,208,605        (6,563,310)       90,347,585
                                         -----------        -----------       -----------      ------------
Application of net assets:
  Withdrawals                                935,916          1,691,604           370,776        32,132,249
  Loans issued                               165,744              -            (7,245,098)            -
  Interest expense - Notes payable             -             10,027,237             -            10,027,237
  Management fees                                598              8,949             -               113,188
                                         -----------        -----------       -----------      ------------
Total application of net assets            1,102,258         11,727,790        (6,874,322)       42,272,674
                                         -----------        -----------       -----------      ------------

Increase (decrease) in net assets        ($5,762,163)       $ 9,480,815       $   311,012        48,074,911
                                         ===========        ===========       ===========
Net assets available for plan
 benefits:

  Beginning of year                                                                             479,827,605
                                                                                               ------------

  End of year                                                                                  $527,902,516
                                                                                               ============




The accompanying notes are an integral part of these statements.

                      INLAND STEEL INDUSTRIES THRIFT PLAN
                      -----------------------------------

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
          WITH FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1994
          ----------------------------------------------------------

                                                                        Retirement
                                            Mutual       Stable Value   Government                     U.S. Equity
                                            Benefit      Fixed Income   Money Market     Asset           Index        Magellan
                                            Fund            Fund        Portfolio       Manager        Portfolio        Fund
                                            ----            ----        ---------       -------        ---------        ----
Sources of net assets:
  Employee contributions                       -        $ 5,950,042    $  266,681    $ 3,236,889     $ 2,146,698    $ 3,295,890
  Employer contributions                       -             -               -             -               -              -
  Interfund transfers                    ($5,852,078)     8,405,693      (299,572)    (2,792,430)     (3,338,557)     3,464,099
  Loans repaid - Principal                     -          3,101,227       121,787      1,279,185         876,053      1,291,355
                 Interest                      -            404,298         9,256        166,157         120,091        162,389
  Investment income:
    Interest and dividend income             501,776     16,706,303       213,253      2,263,509       1,121,264      1,804,977
    Realized gain (loss)                       -             -               -          (628,338)        (73,883)      (327,807)
    Unrealized gain (loss)                     -             -               -        (5,745,401)       (668,582)    (2,348,390)
                                         -----------    -----------    ----------    -----------     -----------    -----------
      Total investment income                501,776     16,706,303       213,253     (4,110,230)        378,799       (871,220)
                                         -----------    -----------    ----------    -----------     -----------    -----------
Total sources of net assets               (5,350,302)    34,567,563       311,405     (2,220,429)        183,084      7,342,513
                                         -----------    -----------    ----------    -----------     -----------    -----------

Application of net assets:
  Withdrawals                                  -         21,970,431       775,951      3,046,867       1,833,365      2,484,943
  Loans issued                                 -          3,399,117        80,392      1,126,249         866,575      1,159,560
  Interest expense - Notes payable             -             -               -             -               -              -
  Management fees                              -            102,297           161          1,300             949          8,909
                                         -----------    -----------    ----------    -----------     -----------    -----------
Total application of net assets                -         25,471,845       856,504      4,174,416       2,700,889      3,653,412
                                         -----------    -----------    ----------    -----------     -----------    -----------

Increase (decrease) in net assets        ($5,350,302)   $ 9,095,718    ( $545,099)   ($6,394,845)    ($2,517,805)   $ 3,689,101
                                         ===========    ===========    ==========    ===========     ===========    ===========
Net assets available for plan
 benefits:

  Beginning of year

  End of year

                      INLAND STEEL INDUSTRIES THRIFT PLAN
                      -----------------------------------

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
          WITH FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1994
          ----------------------------------------------------------

                                                                ESOP
                                              Common          Preferred
                                              Stock             Stock             Loan
                                              Fund              Fund              Fund             Total
                                              ----              ----              ----             -----
Sources of net assets:
  Employee contributions                 $   261,880              -                 -          $ 15,158,080
  Employer contributions                     374,422        $ 9,063,861             -             9,438,283
  Interfund transfers                        786,791           (373,946)            -                 -
  Loans repaid - Principal                   120,637              -           ($6,790,244)            -
                 Interest                     18,051              -                 -               880,242
  Investment income:
    Interest and dividend income               -             11,104,569             -            33,715,651
    Realized gain (loss)                     587,463              -                 -              (442,565)
    Unrealized gain (loss)                   966,953              -                 -            (7,795,420)
                                         -----------        -----------       -----------      ------------
      Total investment income              1,554,416         11,104,569             -            25,477,666
                                         -----------        -----------       -----------      ------------
Total sources of net assets                3,116,197         19,794,484        (6,790,244)       50,954,271
                                         -----------        -----------       -----------      ------------
Application of net assets:
  Withdrawals                                895,909          1,807,071           647,129        33,461,666
  Loans issued                               147,358              -            (6,779,251)            -
  Interest expense - Notes payable             -             10,678,869             -            10,678,869
  Management fees                              4,055              8,654             -               126,325
                                         -----------        -----------       -----------      ------------
Total application of net assets            1,047,322         12,494,594        (6,132,122)       44,266,860
                                         -----------        -----------       -----------      ------------

Increase (decrease) in net assets        $ 2,068,875        $ 7,299,890       ($  658,122)        6,687,411
                                         ===========        ===========       ===========
Net assets available for plan
 benefits:

  Beginning of year                                                                             473,140,194
                                                                                               ------------

  End of year                                                                                  $479,827,605
                                                                                               ============




The accompanying notes are an integral part of these statements.

                     INLAND STEEL INDUSTRIES THRIFT PLAN

                        NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994


NOTE 1 - DESCRIPTION OF THE PLAN:

The Inland Steel Industries Thrift Plan ("Plan") is a defined contribution profit sharing (thrift-savings) plan which is available to all salaried, nonbargaining unit employees of Inland Steel Industries, Inc. ("Company") and certain of its subsidiaries and affiliates (the Company, the subsidiaries, and its affiliates collectively referred to as "Employers"). The Plan, which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), was adopted effective January 1, 1975. In 1989, the Company amended the Plan to include an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1990. As described below, the Plan was amended and restated as of January 1, 1996.

Employees electing to participate in the Plan may contribute up to fifteen percent of their base salary. Participants have the option of making contributions on a before-tax (limited to ten percent of base salary) and/or after-tax basis. The first five percent of participants' contributions (the "basic contribution") are matched as follows by the Employers: A participant that is an employee of the Company or its participating subsidiaries receives an allocation to his ESOP account of shares of Company Series E ESOP Convertible Preferred Stock ("Series E Preferred Stock") and, under certain circumstances, Company common stock, with a fair market value equal to such participant's basic contribution. Because employees of I/N Tek and I/N Kote (joint venture partnerships owned by subsidiaries of the Company and Nippon Steel Corporation) are not permitted by law to participate in the ESOP portion of the Plan, employer matching contributions for these employees are made in cash, which is then invested in Company common stock and credited to each participant's Inland Steel Industries Stock Fund ("Common Stock Fund") account. For purposes of determining the number of shares to be contributed to participant accounts, Company common stock is valued at the closing price per share on the New York Stock Exchange - Composite Transactions on the last day such stock was traded prior to the date of contribution. The Series E Preferred Stock is currently valued at $48.594 per share, as determined at least annually by an independent appraiser, plus accrued dividends.

Participants can designate the investment of their contributions in integral multiples of 1% in any of the Fidelity Retirement Government Money Market Portfolio, Stable Value Fixed Income Fund, Fidelity U.S. Equity Index Portfolio, Fidelity Asset Manager, Fidelity Magellan Fund or the Inland Steel Industries Stock Fund. Effective May 6, 1996, participants may designate the investment of their contribution in two additional investment options, the Warburg Pincus Emerging Growth Fund and the Warburg Pincus International Equity Fund. Individual participant accounts are maintained for each investment fund as well as for individual ESOP accounts to record participant contributions, employer matching contributions, investment appreciation or depreciation, dividends and interest income. Dividends on shares of Company common stock and Series E Preferred Stock that have been allocated to individual participant accounts are credited to participant accounts in the form of additional shares of stock.

Participants vest immediately in their contributions and the earnings thereon. Participants with less than five years of vesting service become vested in the Company's matching contributions twenty-four months after the contributions are made. Participants become immediately vested in all of the Company's matching contributions upon the completion of five years of vesting service or upon termination of employment due to a distributable event, such as retirement, death, disability or other events as set forth in the Plan. Upon termination of employment for reasons other than a distributable event, nonvested matching contributions are forfeited. Nonvested Company contributed Series E Preferred Stock and Company common stock shares that are forfeited are used to reduce future contributions by the Company. At December 31, 1995, 2,517 forfeited shares of Series E Preferred Stock were held by the Plan for future matching contributions.

After a participant's shares of common stock contributed by the Company have been held for at least twenty-four months, the participant may elect to reinvest these shares in the Fidelity Retirement Government Money Market Portfolio, Stable Value Fixed Income Fund, Fidelity Asset Manager, Fidelity U.S. Equity Index Portfolio, or Fidelity Magellan Fund, and effective May 6, 1996, the Warburg Pincus Emerging Growth Fund and the Warburg Pincus International Equity Fund. Participants who have reached the age of fifty-nine and one-half years or who have become subject to certain distributable events may, at any time, transfer amounts allocated to their individual ESOP accounts or shares of common stock contributed by the Company to these other investment funds, subject to certain restrictions.

Participants may withdraw their contributions and the earnings thereon, subject to certain limitations set forth in the Plan. Certain withdrawals are subject to federal and state income taxes and penalties as required by the Internal Revenue Service ("IRS").

Participants may borrow up to fifty percent of or $50,000 of their vested balance, whichever is less (subject to certain limitations set forth in the Plan), excluding their investment in the Mutual Benefit Fund (see Note 3 - Mutual Benefit Fund), for terms not exceeding five years, subject to acceleration under certain circumstances. The interest rate charged on loans is based upon a nationally published prime rate in effect at the beginning of the month in which the loan application is accepted.

Participants are entitled to a distribution of all vested amounts upon termination of employment with the Company. Participants may elect to receive a lump sum payment or, under certain circumstances set forth in the Plan, installment payments, starting no later than April 1 of the year following the attainment of age seventy and one-half years. Participants receiving distributions from the Common Stock Fund or from their ESOP accounts may elect to receive such distributions in the form of whole shares of common stock, with fractional shares distributed in cash, or entirely in cash. Amounts attributable to a participant's interest in all other funds are distributed in cash.

Each participant has the right to confidentially direct the ESOP trustee to vote the shares of the Company's common stock and Series E ESOP Preferred Stock that have been allocated to the participant's accounts, whether or not vested. All undirected and unallocated shares are voted by the ESOP trustee in the same proportion as the shares actually directed by participants. All shares of Company stock in the Plan which are not allocated to participants' accounts will be tendered in proportion to the tender offer instructions made and deemed to be made by participants.

Description of the Series E Preferred Stock

Shares of Series E Preferred Stock entitle holders to cumulative annual dividends of $3.523 per share, payable semi-annually. The Series E shares are convertible at the option of the holder into shares of the Company's common stock on a one-for-one basis, subject to certain adjustments. The Company may, at its option, redeem all or any portion of the Series E Preferred Stock at specified prices, but not less than $48.594 per share, plus all accrued and unpaid dividends to the redemption date. Holders of Series E Preferred Stock would be entitled to preference on distribution of Company assets over holders of Company common stock or any other class or series of stock junior to the Series E Preferred Stock.

Administration

The Plan is administered by the Inland Steel Industries Thrift Plan
Committee ("Committee"), which consists of certain officers of the Company appointed by the Company's Board of Directors. The Harris Trust and Savings Bank ("Harris Bank") is the trustee of the Common Stock Fund and ESOP Preferred Stock Fund.

Fidelity Management Trust Company ("Fidelity") is Trustee under the
Plan with responsibility for administering, holding and investing certain assets of the Plan. The costs of certain administrative and investment services provided by Fidelity are paid from participants' accounts or assets within the appropriate investment option, as applicable.

This description summarizes major provisions of the Plan and is provided for general information purposes only. It does not cover all provisions, limitations and exclusions of the Plan. A full copy of the Plan and additional information about the Plan may be requested from the Plan Administrator.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of accounting

The Plan's financial statements have been prepared on the accrual basis of accounting.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

Investments and investment income

Investments in Inland Steel Industries common stock are valued at the last reported sales price on the last business day of the year. Inland Steel Industries Series E Convertible Preferred Stock is currently valued at $48.594 per share, as determined at least annually by an independent appraiser, plus accrued dividends.

The Stable Value Fixed Income Fund consists of unallocated investment contracts with various insurance companies and pooled investment funds held by Fidelity. The unallocated investment contracts earned a fixed rate of return ranging from 2.00 percent to 8.49 percent in 1995 and are stated at contract value plus interest earned to date. All unallocated investment contracts individually represent less than five percent of the Plan's net assets at December 31, 1995 and 1994. The pooled investment funds, which consist of money market funds, are valued at cost plus interest earned to date, which approximates market value.

See Note 3 and Note 4 for a description of the accounting treatment with respect to the Mutual Benefit Fund and the Confederation Life contract, respectively.

The Fidelity U.S. Equity Index Portfolio is a pooled investment fund which invests in various common stocks. The net assets of this fund are valued at the closing market price on the last business day of the year for the individual securities held in the portfolio.

The Fidelity Retirement Government Money Market Portfolio consists of short term obligations issued or guaranteed by the U.S. Government. The assets in the fund are stated at cost plus interest, which approximates market value.

The Fidelity Asset Manager Fund is an asset-allocation fund which consists of a mix of short-term instruments, bonds and equities. The net assets of the fund are valued at the closing market price on the last business day of the year for the individual assets held in the portfolio.

The Fidelity Magellan Fund consists of common stock and securities that are convertible into common stock. The net assets of the fund are valued at the closing market price on the last business day of the year for the individual assets held in the portfolio.


Realized gains and losses on investment transactions are calculated using the current value method. Under the current value method, realized gains and losses on investments sold are calculated as sales proceeds less an adjusted cost representing current value at the beginning of the year or acquisition cost if acquired during the year.

In accordance with the policy of stating investments at fair market value, the net unrealized appreciation or depreciation of the market value of investments for the year, if any, is reflected in the Statement of Changes in Net Assets Available for Plan Benefits. Unrealized gains or losses are calculated as the current value of investments held at the end of the year less their current value at the beginning of the year or acquisition cost if acquired during the year.

Interest income is accrued as earned, and dividend income is recorded as of the record date.

Contributions and withdrawals

The Employers must contribute, at a minimum, an amount at least equal to the principal and interest payments due on the Notes Payable of the ESOP Trust less any preferred dividends (see Note 5 - Notes Payable). Since these contributions are used for payments of principal and interest, they are not allocated to participants' accounts. Contributions are recorded in the period accrued by the Company.

Withdrawals and transfers are valued as of the close of the business day in which they occur.

Administrative expenses

Certain trustee fees, certain recordkeeping fees and the investment management fees of all funds except the ESOP Fund and the Common Stock Fund are paid by the Plan. All other management fees and administrative expenses of the Plan are paid by the Company.

NOTE 3 - MUTUAL BENEFIT FUND:

The Plan maintains an unallocated investment contract with Mutual
Benefit Life Insurance Company ("Mutual Benefit"). This contract was initially purchased in January 1989 as an investment of the Fixed Income Investment Fund. The stated terms of the contract include an interest rate of 8.75 percent per annum, with interest paid annually each December 31, and scheduled maturities of fifty percent of the contract value at September 30, 1991 and the remaining balance of the contract value plus any unpaid interest at March 31, 1992.



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
On July 16, 1991, Mutual Benefit was placed under rehabilitation directed by New Jersey insurance regulators and policy withdrawals and redemptions were suspended pending completion of this plan. Consequently, none of the scheduled maturity payments of the Plan's contract with Mutual Benefit have been received. Interest on the contract through December 31, 1990 has been received.

In response to Mutual Benefit being placed under rehabilitation, the Plan was amended, effective July 1, 1991, to segregate the carrying value of the Mutual Benefit contract, including accrued interest determined in accordance with the terms of the Mutual Benefit contract through June 30, 1991, into a separate fund, called the Mutual Benefit Fund. The amount credited to each participant's Mutual Benefit account was equal to the participant's proportionate interest in the carrying value of the Mutual Benefit Fund at June 30, 1991. No contributions, withdrawals, loans or transfers to or from the Mutual Benefit Fund are permitted, except in certain circumstances as described below. Loans, withdrawals and transfers are limited to the participants' vested balances in the Plan, as defined by the Plan, excluding the participants' balances in the Mutual Benefit Fund.

In 1992, Mutual Benefit implemented an interim relief program to provide for payments related to death benefits, disability benefits, normal retirement benefits and hardship. Such payments are calculated based on various percentages applied to the balance of the Mutual Benefit Fund at the time such assets were frozen.

In November 1993, the Mutual Benefit rehabilitation plan was approved by the courts and in January 1994, the Plan was finalized. In accordance with the terms of the rehabilitation plan, during March 1994, Plan participants were given the option of withdrawing their interests in the Mutual Benefit Fund at a reduced value (the "opt-out election") or participating in the rehabilitation plan (the "opt-in election"). Such withdrawal payments were made in September 1994 through a transfer to participants' Stable Value Fixed Income Fund accounts.

Participants who chose the opt-out election were paid 55% of the value of their interest at July 16, 1991, plus accrued interest on such amount to April 29, 1994 at a rate of 3.5%, less any interim relief benefit payments. Participants representing an aggregate amount of $10,218,715 (at July 16, 1991 contract value) elected to opt-out of the Mutual Benefit Fund. The resulting loss of $4,598,422 (45 percent of contract value) was recorded in the 1993 Plan financial statements and reduced the carrying value of the Mutual Benefit contract as of December 31, 1993.

Participants who chose the opt-in election will be entitled to their full principal balance plus accrued interest, but will not receive any cash payments, except under certain circumstances, until after the end of the Rehabilitation Period on December 31, 1999. Opt-in participants will be credited with the contract interest rate of 8.75 percent for 1991, 4.0 percent for 1992, 3.5 percent for both 1993 and 1994 and 3.55 percent for 1995. Interest rates for future years will be determined annually based on the investment results of Mutual Benefit. Commencing in the year 2000, account balances attributed to opt-in participants are to be paid out in five equal annual installments. However, one or more of the installments may be extended up to an additional seven years if Mutual Benefit does not have sufficient liquidity. Principal and interest on the Mutual Benefit contract is reinsured by a group of insurance companies led by Metropolitan Life Insurance Company and Prudential Life Insurance Company. The carrying value of the portion of the Mutual Benefit contract related to the opt-in participants has not been reduced for any potential loss relating to this contract. At December 31, 1995, the carrying value of the Mutual Benefit Fund in the accompanying financial statements reflects the July 16, 1991 contract value, plus accrued interest through December 31, 1995 under the terms of the rehabilitation plan.

It may be possible under the rehabilitation plan for the Plan to withdraw its participation in the Mutual Benefit contract, however the amounts to be received from such withdrawal would be based on the liquidation value of Mutual Benefit assets at that time. Mutual Benefit may also permit individual participant withdrawals for retired participants, certain hardships, death or disability. However, the availability and amount of such withdrawals can only be determined upon the submission of a request to Mutual Benefit and its subsequent review of that request.

Certain unsecured creditors of Mutual Benefit have challenged the rehabilitation plan. In the event the courts uphold these challenges, the rehabilitation plan could be amended and any such amendments could adversely affect the value of the Mutual Benefit Fund.

NOTE 4 - CONFEDERATION LIFE:

The Plan maintains an unallocated insurance contract with Confederation
Life Insurance Company ("Confederation Life"). This contract was initially purchased as an investment of the Stable Value Fixed Income Fund in February 1993. The stated terms of the contract include an interest rate of 6.08 percent per annum, with interest paid annually each February, and a scheduled maturity of January 1, 1998.

In August 1994, following the placement of Confederation Life's
Canadian operations under the regulatory control of the Canadian government, Michigan insurance regulators filed an order of rehabilitation against the U.S. Branch of Confederation Life Insurance Company. Michigan insurance regulators are working with Canadian authorities in supervising the rehabilitation, however, a plan has not been finalized.

In response to the seizure of Confederation Life, the trustee and investment manager of the Stable Value Fixed Income Fund (Fidelity) suspended the accrual of interest for the period August 12, 1994 to August 31, 1994 and, effective September 1, 1994, resumed interest accruals at an annual effective rate of 2.00 percent. The contract was not segregated from the Stable Value Fixed Income Fund and participants continue to have the right to make contributions, loans, transfers, and withdrawals to and from this fund.

The carrying value of the Confederation Life contract in the accompanying financial statements reflects the principal amount of the contract of $5,000,000 plus accrued interest of $233,461 for the year ended December 31, 1995, in accordance with the terms stated above. The carrying value represents Fidelity's best estimate of the fair market value of this contract based on the financial information available, historical precedents and discussions of likely outcomes with regulators and industry representatives.

Confederation Life's final rehabilitation plan may result in a reduction in the principal amount of the contract and/or a reduction in the related interest accrual. However, pending completion of the rehabilitation plan and a full appraisal of the fair value of Confederation Life's assets and liabilities, the amount of any potential loss on this contract cannot be reasonably estimated.

NOTE 5 - NOTES PAYABLE:

In July 1989, the Company and Inland Steel Company ("ISC"), a wholly owned subsidiary of the Company, provided loans to the ESOP Trust of $146,913,160 and $3,086,800, respectively. The ESOP Trust used the proceeds of these loans to purchase 3,086,800 leveraged shares of Series E Preferred Stock from the Company. In September 1990, the ESOP Trust refinanced its loan from the Company through the private placement of notes totaling $146,913,160 with eighteen lenders. The notes are payable in semi-annual installments through July 2004, with an initial average interest rate of 8.65 percent per annum, and are guaranteed by Joseph T. Ryerson & Son, Inc., a wholly owned subsidiary of the Company. The note due to ISC was repaid in installments during 1990 and 1991.

Interest and principal payments made by the ESOP Trust are funded by dividends paid by the Company on leveraged shares of the Series E Preferred Stock and additional contributions made by the Company. From time to time, the Company elects to provide additional shares of nonleveraged Series E Preferred Stock to the ESOP Trust to cover employee matching requirements not covered by the release of shares through scheduled principal and interest payments by the ESOP Trust on its outstanding notes.

Cash held by the ESOP Trust at December 31, 1995 and 1994 of $5,326,878 and $5,316,152, respectively, was used for payment of principal and interest due on the Notes Payable of the ESOP Trust. The remaining cash held by the ESOP Trust of $413,305 and $626,687 at December 31, 1995 and 1994,
respectively, was used to purchase additional shares of nonleveraged Series E Preferred Stock that were allocated to participants' accounts.

NOTE 6 - TAX STATUS OF THE PLAN:

On April 26, 1996, the IRS issued a favorable determination letter with respect to the qualified tax status of the Plan, as amended, as of March 23, 1993. The Plan has been amended since March 23, 1993. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code.

NOTE 7 - PLAN TERMINATION:

The Company anticipates that the Plan will continue, but reserves the right to terminate the Plan at any time. Upon termination of the Plan, all amounts allocated to the participants' accounts, including all employer matching contributions, shall vest immediately. If the ESOP loans are outstanding at the time of termination, they shall be repaid in full through sale of all unallocated shares of the Series E Preferred Stock and any remaining proceeds of such sale shall be allocated to participants' individual
ESOP accounts in proportion to shares credited to their ESOP accounts.   The
Trustees shall then direct the method and manner of distribution of the Plan's assets to participants or their beneficiaries.